Exhibit 99.1

FOR IMMEDIATE RELEASE

June 30, 2006

CenterState Banks of Florida, Inc. to

be included in Russell 3000 Index

WINTER HAVEN, FL. – June 30, 2006 — CenterState Banks of Florida, Inc. (NASDAQ SYMBOL: CSFL) announced today that it will be included in the Russell 3000® Index as well as the small-cap Russell 2000® Index when Russell Investment Group reconstitutes its family of U.S. indexes on June 30, 2006, according to the preliminary list of additions posted on www.russell.com.

Membership in the Russell 3000, which remains in place for one year, means automatic inclusion in the large-cap Russell 1000® or small-cap Russell 2000® Index as well as the appropriate growth and style indexes. Russell determines membership for its equity indexes primarily by objective, market capitalization rankings and style attributes.

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. An industry leading $3.8 trillion in assets currently are benchmarked to them. Investment managers who oversee these funds purchase shares of member stocks according to that company’s weighting in the particular index.

Annual reconstitution of Russell indexes captures the 3,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization to create the Russell 3000. The largest 1,000 companies in the ranking comprise the Russell 1000 while the remaining 2,000 companies become the widely used Russell 2000.

CenterState Banks of Florida, Inc. (“CSFL” or the “Company”) was formed by merging three small independent commercial banks under a multi-bank holding company structure in June 2000. At the end of the first calendar year, subsequent to the merger, the Company had total consolidated assets of $310 million. Five years and one quarter later (March 31, 2006), the Company crossed the billion dollar mark in total assets. CSFL acquired a bank in December 2002 and another in March 2006. Both were small de novo banks with less than $100 million in assets at the date of acquisition. Currently the Company operates in eight counties in central Florida through 25 full service locations and 4 locations located in gated retirement communities. The Company began trading on the NASDAQ market during the first quarter of 2001 and effective June 30, 2006 will be included in the Russell 3000.

Request for information regarding the purchase or sale of the common stock can be obtained from James Stevens, at Keefe, Bruyette & Woods (800-221-3246), Chris Cerniglia, at Ryan Beck & Co (800-793-7226), Michael Acampora, at Raymond James (800-363-9652), or Eric Lawless, at FIG Partners, LLC (866-344-2657). For additional information contact Ernest S. Pinner, CEO, or James J. Antal, CFO, at 863-293-2600.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements related to future events, other future financial performance or business strategies, and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,”

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“anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved.

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